Exhibit 99.1

TransDigm Group Announces Adoption of Stock Repurchase Program

(Cleveland, OH – October 27, 2008) – TransDigm Group Incorporated (NYSE: TDG) announced today that its Board of Directors has authorized the repurchase of up to $50 million, in the aggregate, of the Company’s outstanding common stock.

The stock repurchase program may be carried out at the direction of the Company, through open market purchases (which may or may not include a plan under Rule 10b5-1 of the Securities Exchange Act of 1934), block trades, and in Board-approved privately negotiated transactions. The stock may be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance. The Company has currently 48.7 million shares of stock outstanding. Any repurchased shares will be held in treasury and will be available for general corporate purposes.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, mechanical/electro-mechanical actuators and controls, gear pumps, engineered connectors, specialized valving, power conditioning devices, engineered latches and cockpit security devices, specialized AC/DC electric motors, lavatory hardware and components, hold-open rods and locking devices, aircraft audio systems, NiCad batteries/chargers, and specialized fluorescent lighting and cockpit displays.

Contact:

Sean Maroney

Investor Relations

216-706-2945

ir@transdigm.com